Exhibit (n)(6)

Consent of Independent Auditors

The Board of Directors

Kahala Ireland OpCo Limited:

We consent to the use of our report dated March 9 2016, with respect to the consolidated balance sheet of Kahala Ireland OpCo Limited as of December 31, 2015 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2015, included in the registration statement on Form N-2 of Business Development Corporation of America.

Dublin, Ireland
May 13, 2016